EXHIBIT 1.A(13)(ee)(i)


                 SUPPLEMENTARY MONTHLY RENEWABLE NON-CONVERTIBLE
                            ONE MONTH TERM INSURANCE

Monthly Term Insurance.--Under this rider, we will provide monthly term insurance on the Insured's life. We will do this during any Contract Month which begins on a Monthly Date on which the contract is not in default.

You will not have to prove to us that the Insured is insurable to continue this insurance from month to month provided the rider has not ended as described in the Termination section. We make these promises subject to all the provisions of this rider and of the rest of this contract.

The amount of insurance provided by this rider is included in the Basic Amount as modified by this rider (see Table of Basic Amounts). The insurance for any contract month will start on the Monthly Date which begins that Contract Month; it will end at the end of the day before the next Monthly Date.

We will deduct the charge for the insurance we provide under this rider from the contract fund. The charge will be no more than the amount we describe under Maximum Guaranteed Charges. We may deduct a smaller charge as we describe under Current Rates.


                          TABLE OF AMOUNTS OF INSURANCE

Tabular Amounts.--We show here the tabular amount of insurance for each $1,000 of Initial Amount of Term Insurance if death occurs in the contract year that begins when the Insured is the attained age shown. The tabular amount of insurance at any time is equal to the appropriate amount shown below times the number of $1,000's of Initial Amount of Term Insurance, including any fraction, shown on the Contract Data page(s).

Example: Suppose the Initial Amount of Term Insurance is $100,500. The number of $1,000's of Initial Amount of Term Insurance is 100.5. The tabular amount of insurance is $100,500 at attained age 70 and $50,250 at attained age 86.


-----------------------------------------------------------------------------------------------------------
ATTAINED AGE             TABULAR AMOUNT PAYABLE               ATTAINED AGE           TABULAR AMOUNT PAYABLE
-----------------------------------------------------------------------------------------------------------
   80 and below                 1000                               90                        300
   81                            900                               91                        250
   82                            800                               92                        200
   83                            700                               93                        175
   84                            600                               94                        150
   85                            550                               95                        125
   86                            500                               96                        100
   87                            450                               97                         75
   88                            400                               98                         50
   89                            350                               99                         25
-----------------------------------------------------------------------------------------------------------

                            (Continued on Next Page)

AL 500A N


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


                         (Continued from Preceding Page)

Target Amount.--We compute the Target Amount on each Monthly Date. It will be the larger of the amounts in (1) and (2), where

(1) is the tabular amount of insurance under this rider;

(2) is the amount of insurance, but not more than the Initial Amount of Term Insurance, that can be provided at then current rates (which we describe under Current Rates) by a charge equal to the maximum guaranteed charge for the tabular amount of insurance under this rider.

Rider Premiums and Charges.--We show the premiums for this rider in the Contract Data pages, and these premiums are included in the Schedule of Premiums shown in these pages. From each premium payment, we make the deductions shown under Schedule of Expense Charges From Premium Payments in these pages; the balance is the invested premium amount which is added to the contract fund. We will deduct from the contract fund on each Monthly Date, for the insurance we provide under this rider, a charge for any portion of the basic amount which exceeds the contract fund and for which we do not otherwise charge under the terms of the contract or under the terms any extra benefit other than this rider.

Maximum Guaranteed Charges.--The maximum guaranteed charges per $1,000 of Initial Amount of Term Insurance are included in the Schedule of Monthly Deductions from Contract Fund in the Contract Data pages. These rates apply to the insurance we provide under this rider. The amount we deduct on a Monthly Date for the Target Amount will not be more than this charge multiplied by the number of $1,000's of Initial Amount of Term Insurance.

Current Rates.--From time to time we will set the current rates for the insurance we provide under this rider based on the Insured's rating class, sex and attained age. They will not be more than the maximum guaranteed rates. We will set rates based on our expectations as to future experience. At least once every five years, but not more often than once a year, we will consider the need to change the rates. We will change them only if we do so for all riders like this one dated in the same year as this one.

                            MISCELLANEOUS PROVISIONS

General.--Where there is no conflict with this rider, the provisions of this contract will also apply to the rider.

Death Benefit.--While this rider remains in force, the following two changes to the contract apply. The definition of the insurance amount is amended by deleting item (2), "the contract fund divided by the net single premium per $1 at the Insured's attained age on that date." The Table of Basic Amounts in the contract is replaced with the table that follows. We have made these changes so the contract and this rider together will comply with Section 7702 of the Internal Revenue Code of 1954 as amended.


AL 500A N

                        (Continued from Preceding Page)


-----------------------------------------------------------------------------------------------------------------------------
                                               TABLE OF BASIC AMOUNTS
-----------------------------------------------------------------------------------------------------------------------------
When the proceeds arise from the Insured's death:
-----------------------------------------------------------------------------------------------------------------------------
  And The Contract Is In Force:    Then The Basic Amount Is:                        And We Adjust The Basic
                                                                                    Amount For:
-----------------------------------------------------------------------------------------------------------------------------
  and not in default past its      the larger of: (1) the insurance amount,         contract debt, plus any charges due in
  days of grace                    plus the Target Amount described in rider        the days of grace.
                                   AL 500A N; and (2) the contract fund divided
                                   by the net single premium per $1 at the
                                   Insured's attained age on that date; plus the
                                   amount of any extra benefits other than those
                                   provided under rider AL 500A N.
-----------------------------------------------------------------------------------------------------------------------------
  as variable reduced paid-up      the amount of variable reduced paid-up           contract debt.
  insurance                        insurance
-----------------------------------------------------------------------------------------------------------------------------
  as extended insurance            the amount of term insurance, if the             nothing.
                                   Insured dies in the term; otherwise zero
-----------------------------------------------------------------------------------------------------------------------------

Termination.--This rider will end on the earliest of:

1. the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;

2. the end of the day before the anniversary on which the Insured's attained age is 100;

3. the date the contract is surrendered under its Cash Value Option; and

4. the date the contract ends for any other reason.

Further, if you ask us in writing and we agree, we will cancel the rider as of the first Monthly Date on or after we receive your request. Contract premiums and monthly charges due then and later will be reduced accordingly.

                              Rider attached to and made a part of this contract on the Contract Date

                              Pruco Life Insurance Company of New Jersey,

                              By  /s/ SPECIMEN
                                  -------------------
                                      Secretary

AL 500A N


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